Exhibit 99.1

                                                            [WHOLETREE.COM LOGO]




WHOLETREE.COM CONTACT:
Tom Foster
Corporate Communications &
Investor Relations
Ph:    719-955-3400, ext. 3404
Email: tomf@wholetree.com

FOR IMMEDIATE RELEASE

           LANGUAGEWARE.NET SEEKS M&A PARTNER OR ADDITIONAL FINANCING

Colorado Springs, Colo., January 5, 2001 - LanguageWare.net Ltd. (OTCBB: LWNTF and LWNUF), parent company of Wholetree.com, Inc., a provider of technology that enables multilingual and multi-cultural global business transactions over the Internet, announced today that it has been unable to date to close a definitive financing transaction with Catenas Ltd. under which Catenas Ltd. would assume the funding under an existing line of credit agreement that LanguageWare.net had previously entered with Technology Fund II Pte, Ltd., a Singapore based venture fund and shareholder of LanguageWare.net.

Technology Fund II Pte, Ltd. has declined requests for additional draw-downs on the existing line of credit stating that Languageware.net has failed to meet performance requirements under the terms of the loan. LangaugeWare.net's board of directors considers this assertion to be without merit and is making strenuous effort to negotiate with Technology Fund II to change its position. Technology Fund II Pte Ltd has verbally indicated its willingness to provide a limited amount of funds under a new arrangement subject to its approval of a plan to be prepared by the Company. The Board is also assessing the legal aspects of the loan commitment. To date LanguageWare.net has received $1.1 Million in proceeds under the $3.0 million loan commitment.

 LanguageWare.net is also actively seeking other short-term financing to meet its immediate operating requirements and is actively exploring other possible strategic relationships.

Management of LanguageWare.net believes that if it does not obtain adequate financing to meet its current operating needs by mid January, it will be forced to cease operations. If by January 15 additional funding has not been obtained, the Board has approved a plan for the company to retain only a skeleton technical staff capable of maintaining the integrity of the technology in the short term, seek a buyer or merger partner and attempt to negotiate settlements with its creditors. Any additional funds received from Technology Fund II would be used to retain an additional number of employees and extend the period of viability while continuing to seek funding and M&A opportunities.

ABOUT WHOLETREE.COM INC.

Wholetree.com Inc. enables businesses to communicate, transact and provide customer support multi-nationally and multi-culturally over the Internet. Its comprehensive e-business platforms are designed to help companies, their customers, vendors, suppliers and employees interact with each other in their native languages and currencies on an international scale. The company is a wholly owned, U.S. subsidiary of LanguageWare.net Ltd., which was founded in 1988. For additional information, visit the company's Web site at www.wholetree.com.

Portions of this press release contain historical information and forward-looking statements. Statements looking forward in time are included pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and the Company's actual results in future periods may be materially different from any future performance suggested herein.

                                     # # #